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                                                                    Exhibit 99.1


CONTACT: Michael Berman                           FOR IMMEDIATE RELEASE
         (312) 279-1496                           November 10, 2004


                     MHC (EQUITY LIFESTYLE PROPERTIES, INC.)
                       CLOSES THOUSAND TRAILS TRANSACTION

         CHICAGO, IL -- NOVEMBER 10, 2004 -- Manufactured Home Communities, Inc. (NYSE: MHC) today announced the acquisition of the entity that owns 57 properties and approximately 3,000 acres of vacant land. The purchase price was $160 million. These properties will be leased by Thousand Trails Operations Holding Company, L.P. (Thousand Trails), the largest operator of membership-based campgrounds in the United States. The Company has provided the long-term lease of the real estate (excluding the vacant land) to Thousand Trails, which will continue to operate the properties for the benefit of its approximately 108,000 members nationwide. The properties are located in 16 states (primarily in the western and southern United States) and British Columbia, and contain 17,911 sites.

         The lease will generate $16 million in rental income to the Company on an absolute triple net basis, subject to annual escalations of 3.25%. The initial term of the lease is 15 years, with two five-year renewals at the option of the lessee. The Company financed this acquisition with a $120 million unsecured three-year term loan at LIBOR plus 175 basis points. The remaining proceeds will be drawn from the Company's existing line of credit.

         Based on the closing of this transaction, the Company projects that 2004 fully diluted Funds From Operations ("FFO") per share will be between $1.90 and $1.95. With respect to 2005, we project fully diluted FFO per share to be between $2.44 and $2.54. The guidance for 2005 takes into account future decisions that may be made with respect to hedging or fixing the floating interest rate on some or all of the debt in connection with this transaction. In addition, the Company expects to incur some modest incremental selling and advertising expenses with respect to promoting Thousand Trails products in its other communities.

         According to Thomas Heneghan, CEO and President of the Company, "We are excited about our increased presence in the Western part of the United States. We look forward to working with Thousand Trails as we introduce the customers of both companies to the increased lifestyle opportunities that exist."

         As previously announced, MHC is in the process of changing its name to Equity Lifestyle Properties, Inc. With this acquisition, the Company owns or has an interest in 272 quality communities in 25 states and British Columbia consisting of 100,203 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

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         Thousand Trails is the largest operator of membership-based campgrounds in the U.S., offering a network of 59 resort campground locations (two of which are owned directly by Thousand Trails) and serving 108,000 members. Through its subsidiaries, Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 197 public campgrounds for the United States Forest Service and other entities. Thousand Trails is owned by an affiliate of Kohlberg & Company, L.L.C., a private merchant banking firm with offices in New York and California.

         The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; the Company's assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.